[INVESCO ICON]  INVESCO FUNDS                INVESCO FUNDS GROUP, INC.
                                             7800 East Union Avenue
                                             Denver, Colorado 80237
                                             Post Office Box 173706
                                             Denver, Colorado 80217-3706
                                             Telephone:  303-930-6300


October 31, 1999



Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE:   INVESCO International Funds, Inc.

Dear Chris:

This is to advise you that effective October 31, 1999, INVESCO International Funds, Inc. (the "Company") has reorganized INVECO Latin American Growth Fund, a series of INVESCO Specialty Funds, Inc. into INVESCO International Funds, Inc.

In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated July 1, 1993 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,


/s/ Alan I. Watson
------------------
Alan I. Watson
Assistant Secretary


Agreed to this 31st day of October, 1999.

STATE STREET BANK AND TRUST COMPANY

By:   /s/ Charles R. Whittemore
      -------------------------
      Vice President